Filed Pursuant to Rule 433

Registration Statement No. 333-163671

September 9, 2010

Republic of the Philippines

(Peso) 44,109,000,000 4.95% PHP Global Bonds due 2021

Final Term Sheet

Issuer	Republic of the Philippines

Issue currency	PHP

Amount issued	(Peso) 44,109,000,000

Security type	Senior Unsecured Bonds

Interest	4.95% per annum payable semi-annually in arrears in US dollars, calculated as described in “Conversion of the Payment Amounts” below

Interest Payment dates	January 15 and July 15

Maturity date	January 15, 2021

Conversion of the Payment Amounts

All amounts due in respect of principal and interest will be paid in US dollars, calculated by the Calculation Agent (as defined in the preliminary prospectus supplement) by exchanging the

Philippine peso amounts into US dollars at the Average

Representative Market Rate (as defined in the preliminary prospectus supplement) on the applicable Rate Calculation Date (as defined in the preliminary prospectus supplement)

CUSIP	718286 BJ5

Public Offering Price	99.607%. The Public Offering Price will be payable in US dollars based on an exchange rate of (Peso) 44.109 per US$1.00

Proceeds, before expenses	US$995,570,000

Settlement date	September 17, 2010

Re-offer yield	5.00%

Denominations	(Peso) 5M/1M

Day count	30/360

Joint Global Coordinators	Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited and J.P. Morgan Securities LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407 or Credit Suisse toll-free at 1-800-221-1037 or Deutsche Bank toll-free at 1-800-5030-4611 or Goldman toll-free at 1-866-471-2526 or HSBC toll-free at 1-866-811-8049 or J.P. Morgan toll-free at 1-866-846-2874.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312510207064/d424b3.htm#supp64222_1a